February 16, 2010

Board of Managers
Robeco-Sage Multi-Strategy TEI Fund, L.L.C.
909 Third Avenue
32nd Floor
New York, New York  10022

To the Board of Managers:

          Robeco Direct N.V. ("Robeco") herewith purchases units of limited liability company interests ("Units") of Robeco-Sage Multi-Strategy TEI Fund, L.L.C., a Delaware limited liability company (the "Fund"), in exchange for a capital contribution to the Fund of $100,000.

          In connection with such purchases, Robeco represents that such purchase is made for investment purposes by Robeco without any present intention of selling such Units.

                                       Very truly yours,

                                       Robeco Direct, N.V.



                                       By:  /s/ A.J.H. Klep
                                           -----------------------
                                           Name:  A.J.H. Klep
                                           Title: